Five Star Bank Expands its Commercial Lending Franchise in Central New York with New Syracuse Office

The growing community bank recently received regulatory approval for a new commercial loan production office located in Syracuse’s historic Franklin Square

SYRACUSE, N.Y., January 24, 2023 — Five Star Bank (the “Bank”), a wholly-owned subsidiary of Financial Institutions, Inc.(NASDAQ: FISI) (the “Company”), today announced its expansion into the Syracuse market with a new commercial loan production office in the city’s historic Franklin Square.

Located at 115 Solar Street, the new office provides the Bank with entrance into Onondaga County, expanding its Upstate New York footprint to 15 counties throughout Western New York, the Southern Tier and the Finger Lakes region.

Five Star Bank’s Syracuse office will be home to a three-person Commercial and Industrial team led by Central New York Regional President and Commercial and Industrial Executive Alison K. Miller, as well as a Commercial Real Estate Banker who will report to Finger Lakes/Southern Tier Regional President and Commercial Real Estate Executive Craig J. Burton.

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Larry Alampi has over 20 years of banking experience and serves as Commercial and Industrial Banker, assisting companies with their depository and borrowing needs. He previously worked at HSBC, First Niagara and KeyBank, and most recently served as Business Development Manager for CH Insurance. A graduate of Le Moyne College, he is also a loan committee member of the Greater Syracuse Business Development Corp.
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Thomas Breed, who has more than 30 years of local banking experience, serves as Commercial and Industrial Banker, assisting companies with all of their depository and borrowing needs. He previously worked for KeyBank, First Niagara, Citizens Bank and JP Morgan Chase Bank and is a graduate of Syracuse University.
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Andrew March serves as Commercial Real Estate Banker. The 34-year banking veteran joined Five Star from Solvay Bank and spent the majority of his career in the Central New York banking space at institutions including Berkshire Bank, M&T Bank, KeyBank, Community Bank and more. He is a graduate of Clarkson University.
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Sara Smith serves as a Senior Portfolio Manager for the team, handling the service needs of commercial clients throughout Central New York and beyond. Smith, who previously worked at First Niagara and KeyBank, is a graduate of SUNY Oswego and the class of 2016 of Leadership Greater Syracuse.

“As part of Five Star Bank’s continued growth and evolution, we’ve expanded beyond our historic rural Upstate New York footprint to serve metros like Buffalo, Rochester and now Syracuse,” said Five Star Bank President and CEO Martin K. Birmingham. “This expansion supports our focus on driving credit-disciplined loan growth by bringing our style of community banking, with local leadership and local decision-making, to businesses throughout Central New York.”

Chief Commercial Banking Officer Kevin B. Quinn commented, “Alison and her team have done a tremendous job of building relationships throughout the Finger Lakes region from our Auburn branch location. Solidifying our presence in Syracuse with this new commercial office allows us to build on the solid activity we’ve achieved to-date there and support our continued growth and success in this important market.”

The Syracuse office is the second commercial loan production office that Five Star Bank has launched in the past year. In February 2022, the Bank announced the addition of a team of experienced commercial banking officers to launch a commercial platform to serve the Baltimore and Washington, D.C. region.

Five Star Bank worked with Sutton Real Estate Company on the execution of the long-term lease of 2,200 square feet at the Lofts at Franklin. The Bank also partnered with MacKnight Architects and MCK Building Associates, Inc. on design and renovations of the space.

About Financial Institutions, Inc. and Five Star Bank

Financial Institutions, Inc. (Nasdaq: FISI) is an innovative financial holding company with approximately $5.5 billion in assets offering banking, insurance and wealth management products and services through a network of subsidiaries. Its Five Star Bank subsidiary provides consumer and commercial banking and lending services to individuals, municipalities and businesses through its Western and Central New York branch network and its Mid-Atlantic commercial loan production office serving the Baltimore and Washington, D.C. region. SDN Insurance Agency, LLC provides a broad range of insurance services to personal and business clients, while Courier Capital, LLC and HNP Capital, LLC offer customized investment management, consulting and retirement plan services to individuals, businesses, institutions, foundations and retirement plans. Learn more at Five-StarBank.com and FISI-Investors.com.

For additional information contact:

Pamela A. Kennard

Investor Relations Analyst

(585) 584-1549

pakennard@five-starbank.com

media@five-starbank.com

W. Jack Plants II

Chief Financial Officer and Treasurer

(585) 498-2919

wjplants@five-starbank.com